Exhibit 99.2

COLLINS & AIKMAN COMPLETES ACQUISITION OF TRIM DIVISION OF TEXTRON AUTOMOTIVE

Acquisition Expected to Double CKC's Top Line; Significantly Enhance Product Offerings, Technology and Global Reach

     TROY, Mich., Dec. 20 /PRNewswire/ -- Collins & Aikman Corporation (NYSE:
CKC) announced today that it has completed its acquisition of Textron (NYSE:
TXT) Automotive Company's Trim Division (TAC-Trim), one of the world's largest suppliers of fully integrated automotive cockpits and a major automotive plastics manufacturer in North America, Europe and South America. With the completion of the TAC-Trim transaction, and the previously completed Becker Plastics and Joan Automotive Fabrics acquisitions, Collins & Aikman has doubled its revenues, obtained a net book of new business in excess of $1 billion through 2005 and significantly expanded its global footprint. Additionally, as all of the Company's credit statistics are improved from the transaction, the acquisition will be immediately credit accretive for debt holders. Terms of the transaction were previously disclosed on December 3, 2001.

     Transaction Highlights:

o Top Line Growth -- Doubles Collins & Aikman's revenues. Additionally, provides Collins & Aikman with a net book of new business, through 2005, in excess of $1 billion.

o Global Footprint Expansion -- Significantly expands Collins & Aikman's global footprint, as facilities increase to over 120, employees to over 25,000 and countries of operation to 14. Provides Collins & Aikman with a considerably expanded European footprint and new South American operations.

o Market Share Leadership -- Makes Collins & Aikman a global leader in the cockpit systems market and the leader in the North American instrument panel market. With TAC-Trim, Collins & Aikman now has the number one or two market share position in North America in seven out of 10 automotive interior product categories tracked by CSM Worldwide.

o Accretion and Relative Balance Sheet Strengthening -- Immediately credit accretive for all Collins & Aikman debt holders.

     Commenting on the completion of the acquisition, Thomas E. Evans, Collins & Aikman's Chairman and Chief Executive Officer stated, "The acquisition of TAC-Trim marks a proud milestone in the history of Collins & Aikman. Nearly three years ago, I came to Collins & Aikman with a vision to transform the Company into a leading global automotive supplier, by continually focusing on enhancing value for our constituents by improving operations, reducing working capital and strategically positioning the Company for growth. In addition to strengthening our relative financial position, with the addition of TAC-Trim, Becker and Joan, Collins & Aikman now has a global footprint that includes over 120 facilities and more than 25,000 employees on three continents with some of the industry's leading process and product technologies. Perhaps most importantly of all, we've now doubled our revenue base and have a net book of new business in excess of $1 billion through 2005."

     TAC-Trim's operations include 41 facilities and approximately 12,000 employees located in seven countries around the world. TAC-Trim is a global leader in automotive cockpits, and as measured by CSM, is the number one manufacturer of instrument panels in North America and the fourth largest manufacturer of instrument panels in Europe. Additional products in TAC- Trim's current product portfolio include door panels, floor consoles as well as both interior and exterior plastic trim.

     TAC-Trim is also a global leader in product and manufacturing process technologies. Some of the key proprietary technologies that Collins & Aikman has acquired through this transaction include:

o Intellimold(TM) -- An injection molding control monitoring system that greatly increases part quality and can reduce both scrap and cycle times by up to 90 percent and 30 percent, respectively.

o Invisitec(TM) -- Seamless passenger airbag door technology. Currently, there are over one million vehicles on the road that have TAC-Trim's Invisitec(TM) seamless airbag system, including Chrysler's RS Mini-van, Ford's Mondeo and Fiat's new Stilo.

o BICEPS(TM) -- (Best-In-Class Engineered Products and Systems) An internally developed intra-net knowledge management system used to facilitate engineering management support for expedited product development and the Advanced Product Quality Process (APQP).

o    Envirosoft(TM) -- Environmentally friendly castable thermoplastic urethane
     (TPU) and thermoplastic olefin (TPO) materials.

o Intelliquence(TM) -- The Company's system for delivering systems and modules to its customers on a just-in-time sequential parts delivery basis.

     The consolidated Company's global headquarters will operate from Collins & Aikman's current location in Troy, Michigan. The transaction, along with the Company's previously announced Becker and Joan acquisitions, is expected to generate annual cost savings of at least $30 million by the end of 2002. These savings will be generated primarily through:

o Capacity rationalization and increased efficiency of manufacturing facilities;

o    Increased purchasing savings on consolidated raw material requirements;

o    Systems consolidation and application of "best methods" in manufacturing;

o Reduced global headquarters' costs through an integrated overhead structure;

o    TAC-Trim's previously completed fourth quarter work force reduction; and

o    Consolidated sales and program management, R&D and engineering functions.

     David Stockman, founder of Collins & Aikman's largest shareholder, Heartland Industrial Partners, stated, "It is extremely gratifying to have completed this acquisition. When Heartland was formed nearly two years ago, my vision was to do exactly this -- take advantage of industry cyclicality to buy premier automotive properties, like TAC-Trim, at attractive prices. This vision, in tandem with the support of Heartland's investors and Tom Evans and his management team, have enabled us to rapidly build and grow Collins & Aikman into a global leader in the automotive interiors industry."

     Debt financing for the transaction, as well as the refinancing of Collins & Aikman's existing credit facilities, was obtained through $400 million of term loans (under the Company's new $575 million senior credit facilities), sale of accounts receivable under a new accounts receivable financing arrangement and $500 million of 10 3/4 percent senior notes due 2011.

     Evans continued, "With Heartland's support, we have been able to complete the acquisitions of TAC-Trim, Becker and Joan, and transform Collins & Aikman into a global `Mega Tier 2' leader in nearly all of our product sectors. More than ever before, we have the people, products and plants to serve our customers from a position of increasing financial strength, product and manufacturing excellence and a solid strategy for the future. Collins & Aikman's long-term commitment to our customers, shareholders, employees and communities is deep and abiding. With the addition of TAC-Trim, I'm confident that we'll be an even stronger contender in 2002 and beyond."

     Collins & Aikman Corporation, is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, plastic-based interior trim, automotive fabric and convertible top systems. The Company's current operations span the globe through 14 countries, more than 120 facilities and over 25,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at www.collinsaikman.com.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the Company is a supplier, changes in the popularity of particular car models or particular interior trim packages, the loss of programs on particular car models, labor disputes involving the Company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the Company and its subsidiaries, limitations imposed by the Company's debt facilities, charges made in connection with the integration of operations acquired by the Company, the achievement of merger synergies, the implementation of the reorganization plan, risks associated with conducting business in foreign countries and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings including without limitation, in Items 1, 7, 7a and 8 of the Company's Annual Report on Form 10- K for the year-ended December 31, 2000 and part 1 in the Company's Quarterly Report on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and in the Company's Form 8-K filed on December 3, 2001.